                                  EXHIBIT 11


                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                                  Three Months Ended   Six Months Ended
                                                     September 30,       September 30,
Primary Per Share Earnings (Loss)                   1996      1995      1996      1995


Average shares outstanding during period           19,878    19,880    19,884    19,877
                                                  =======   =======   =======   =======




Net income (loss)                                 $ 5,180   $  (964)  $ 4,589   $(1,298)

Undeclared cumulative dividends on Series B
  and Series C Senior Preferred Stock                (199)     (348)     (547)     (646)

Excess carrying amount and cumulative
  undeclared dividends of Series B and Series C
  Senior Preferred Stock over consideration        10,580         -    10,580     4,954
                                                  -------   -------   -------   -------
Net income (loss) applicable to common shares     $15,561   $(1,312)  $14,622   $ 3,010
                                                  =======   =======   =======   =======




Primary earnings (loss) per common and common
  equivalent share:                               $   .78   $  (.07)  $   .74   $   .15
                                                  =======   =======   =======   =======


                                         EXHIBIT 11


                         COMPUTATION OF PER SHARE EARNINGS (Cont'd)
                           (In thousands, except per share data)

                                                  Three Months Ended   Six Months Ended
                                                     September 30,       September 30,
Fully Diluted Per Share Earnings                    1996      1995      1996      1995


Average shares outstanding during period           19,878    19,880    19,884    19,877

Dilutive effect of convertible securities computed by the "if converted" method:

  Series A preferred stock                            327       338       327       338
  Series B & C preferred stock                      1,986     9,931     1,986     9,931
                                                  -------   -------   -------   -------
                                                   22,191    30,149    22,197    30,146
                                                  =======   =======   =======   =======




Net income (loss)                                 $ 5,180   $  (964)  $ 4,589   $(1,298)

Adjustment for repurchase of Series B and
  Series C Senior Preferred Stock                    (174)        -      (522)        -

Excess carrying amount and cumulative undeclared
  dividends of Series B and Series C Senior
  Preferred Stock over consideration               10,580         -    10,580     4,954
                                                  -------   -------   -------   -------
Net income (loss) applicable to common shares     $15,586   $  (964)  $14,647   $ 3,656
                                                  =======   =======   =======   =======




Fully diluted earnings (loss) per common
  and common equivalent share:                    $   .70   $  (.03)  $   .66   $   .12
                                                  =======   =======   =======   =======














                                            -13-